UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2010

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Second Street

San Francisco, CA 94105

(Address of principal executive offices, with zip code)

(415) 348-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2010, the Board of Directors of LookSmart, Ltd. (the “Company”) approved a grant of 300,000 stock options (the “Stock Options”) to Jean-Yves Dexmier, the Company’s Executive Chairman of the Board of Directors and interim Chief Executive Officer. The Stock Options will be priced and become effective on the date three days following the Company’s announcement of its financial results for the second quarter ended June 30, 2010 (the “Grant Date”). The price per share of the Stock Options will be equal to the fair market value of a share of the Company’s common stock, based upon the per share closing price on the NASDAQ Stock Market on the Grant Date.

The Stock Options begin vesting on July 28, 2010 and will vest over four years, with the first twenty-five percent of the Stock Options vesting one year from July 28, 2010, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date. In addition, in the event that the Company experiences a change of control and within 12 months thereafter Dr. Dexmier’s consulting arrangement with the Company is terminated without cause or is altered in a materially adverse manner by the Company without his consent, then all of Dr. Dexmier’s then-unvested stock options shall immediately vest, as more fully described in a stock option agreement to be entered into between the Company and Dr. Dexmier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/S/ STEVE MARKOWSKI
Steve Markowski
Chief Financial Officer

Date: August 3, 2010